Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-222742) on Form S-8 of The Coretec Group Inc. of our report dated April 2, 2018, relating to the consolidated financial statements of The Coretec Group Inc., appearing in this Annual Report on Form 10-K of The Coretec Group Inc. for the year ended December 31, 2017. Our report dated April 2, 2018, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to The Coretec Group Inc.'s ability to continue as a going concern.

/s/ HOGANTAYLOR LLP

Tulsa, Oklahoma

April 2, 2018